Exhibit 10.15
Study Island, LLC
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is entered into as of this 22nd day of May, 2007, by and between Study Island LLC, a Delaware limited liability company (the “Company”), and James B. Walburg (the “Executive”).
WHEREAS, the Company desires to engage the services of the Executive and the Executive desires to be employed by the Company;
WHEREAS, the Company desires to be assured that the unique and expert services of the Executive will be available to the Company, and that the Executive is willing and able to render such services on the terms and conditions hereinafter set forth;
WHEREAS, the Company desires to be assured that the confidential information and good will of the Company will be preserved for the exclusive benefit of the Company.
NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
1	EMPLOYMENT AND RESPONSIBILITIES
The Company will employ the Executive in the position of Senior Vice President, Chief Financial Officer, beginning on May 29, 2007 (the “Start Date). The Executive shall report to the Chief Executive Officer. The Executive will have such authority, and will perform all of the duties, normally associated with this position as well as other duties as may be reasonably assigned to him from time to time by the Board of Managers of the Company (the “Board”) or the Chief Executive Officer, in each case consistent with his position as Senior Vice President, Chief Financial Officer.
2	ATTENTION AND EFFORT
The Executive will devote all of his business time, ability, attention and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the Company’s business to the exclusion of all other business activities. However, the Executive may devote reasonable periods of time to engaging in charitable or community service activities, so long as none of these activities interfere with his duties under this Agreement. Executive agrees to perform his duties and responsibilities within Company policies, standard work hours and attendance and general work practices.
3	TERM
The Executive’s employment hereunder initially shall be for a term commencing on the Start Date and ending on the day preceding the second anniversary of the Start Date, subject to earlier termination in accordance with Section 6 below. The Agreement shall be automatically extended from year to year thereafter unless either party gives not less than sixty (60) days prior written notice to the other that such party elects to have the Agreement terminated effective at the end of the initial or then current renewal term. The provision of the foregoing notice shall result in the expiration of this Agreement at the end of the then current term and shall not be deemed a termination of Executive’s employment by the Company.
4	COMPENSATION
During the term of employment under this Agreement, the Company agrees to pay to the Executive, and he agrees to accept in full consideration for all services performed by him, the following compensation:
4.1 Base Salary: The Company will pay the Executive an annual base salary of Two hundred thousand dollars ($200,000), before all customary payroll deductions. This annual base salary will be paid in accordance with the usual payroll practices of the Company. The Board may make such increases in the base salary as the Board may, in its sole discretion, deem appropriate.
4.2 Bonus: During the Executive’s employment term, the Executive will participate in the Company-wide bonus plan in which all employees of the Company participate based on the bonus plan’s policies and procedures then in effect. In addition, Executive will be eligible to receive in respect of each fiscal year of the Company (commencing with the fiscal year ending on December 31, 2007) an annual bonus in an amount equal to up to 40% of his earned base salary (pro rated for partial years) based on, among other things, performance targets established by the Board of Managers by reference to the operating plan approved from time to time by the Board of Managers; provided that if the performance targets in any fiscal year are exceeded, the maximum bonus the Executive shall be eligible to receive shall equal up to 50% of his base salary.
4.3 Incentive Equity: On the Start Date, Executive will be granted incentive equity pursuant to the long term incentive equity program of the Company’s parent company, Study Island Holdings, LLC (“Holdings”), on the terms and conditions set forth in Exhibit A.
4.4 Withholding: The Company may withhold from any compensation and benefits payable to the Executive all applicable federal, state and local withholding taxes.
4.5 Board Participation. The Executive will not be a member of the Board of Managers of Holdings but will be permitted to attend and participate in meetings of the Board of Managers of Holdings, with the exception of any closed executive sessions.
5	BENEFITS
5.1 Description of Benefits: During the term of employment under this Agreement, the Executive will be entitled to participate in all employee incentive, pension and welfare benefit plans and programs made available generally to other senior executives of the Company, as such plans or programs may be in effect from time to time (including, without limitation, incentive equity, profit sharing, savings and other pension and retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, and any other pension or retirement plans or programs and any other employee incentive compensation plans, employee welfare benefit plans or programs that may be sponsored by the Company from time to time and provided that

Executive meets the eligibility requirements and other terms, conditions and restrictions of the respective plans and programs, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded). Payment for such coverages will be the sole responsibility of the Executive, unless the Company makes such coverages available to similarly situated executives on a shared cost basis. In addition, the Executive will be entitled to 4 weeks of paid vacation per year. During 2007, as part of the Executive 4 weeks of paid vacation per year, the Company will permit the Executive to take a week vacation the week of July 20 – July 27 and will use reasonable efforts to permit vacation on August 2 and 3. The Company will pay for all reasonable expenses actually incurred by the Executive directly in connection with the business affairs of the Company and the performance of his duties hereunder, upon presentation of proper receipts or other proof of expenditure and subject to such reasonable guidelines or limitations provided by the Company from time to time.
6	TERMINATION
The Executive’s employment under this Agreement may be terminated as follows, but in the event of any such termination, the provisions of Sections 7 and 8 will survive the termination of the Executive’s employment.
6.1 By the Company: The Company may terminate the employment of the Executive, with or without Cause (as defined in Section 7.5 hereof), at any time during the term hereof by delivery of a Notice of Termination (as defined below) to the Executive.
6.2 By the Executive: The Executive may terminate his employment at any time, for any reason, by delivery of a Notice of Termination to the Company.
6.3 Death; Disability: The Executive’s employment will terminate automatically upon the Executive’s death or total disability. The term “total disability” will mean the Executive’s inability to perform the duties set forth in Section 1 hereof for a period of twelve (12) consecutive weeks, or a cumulative period of 90 business days in any 12-month period, as a result of physical or mental illness or loss of legal capacity.
6.4 Notice: The term “Notice of Termination” means at least thirty (30) days’ prior written notice of termination of the Executive’s employment (the “Advance Notice Period”), during which period the Executive’s employment and performance of services will continue; provided, however, that (i) the Executive may, upon termination of his employment for Good Reason, make such notice effective immediately, (ii) the Company may, upon termination of his employment with or without Cause, make such notice immediately and (iii) the Company may, upon notice to the Executive and without reducing compensation during any Advance Notice Period, excuse him from any or all of his duties during any Advance Notice Period. The effective date of termination of employment (the “Termination Date”) will be the date on which such Advance Notice Period expires (or the date of notice, if the Company exercises its rights under clause (ii) hereof or if the Executive exercises his rights under clause (i) hereof) or as otherwise provided in Section 3 above.

7	TERMINATION PAYMENTS
In the event of termination of the employment of the Executive, all compensation and benefits set forth in this Agreement will terminate as of the Termination Date except as specifically provided in this Section 7:
7.1	Termination by the Company:
(a) If the Company terminates the Executive’s employment without Cause (other than as result of death or total disability), he will not be entitled to receive any of the payments or benefits provided for herein except the Company shall (i) pay his base salary through the Termination Date, (ii) pay his base salary during the Severance Period (as defined in Section 7.7 below) payable at the same time such payment would be made during Executive’s regular employment with the Company, (iii) provide Executive with all benefits that are accrued but unpaid as of the Termination Date, and (iv) provide the Executive with all benefits expressly available upon termination of employment in accordance with the plans and programs of the Company applicable to the Executive on the Termination Date (but without duplication of any benefits or payments otherwise provided for hereunder).
(b) If the Company terminates the Executive’s employment for Cause, he will not be entitled to receive any of the payments or benefits provided for herein except the Company shall (i) pay his base salary through the Termination Date, (ii) provide the Executive with all benefits that are accrued but unpaid as of the Termination Date, and (iii) provide the Executive with all benefits expressly available upon termination of employment in accordance with the plans and programs of the Company applicable to the Executive on the Termination Date (but without duplication of any benefits or payments otherwise provided for hereunder).
7.2	Termination by the Executive:
(a)	If the Executive terminates his employment with the Company with Good Reason (as hereinafter defined), he will not be entitled to receive any of the payments or benefits provided for herein except the Company shall (i) pay his base salary through the Termination Date, (ii) pay his base salary during the Severance Period payable at the same time such payment would have been made during the Executive’s regular employment with the Company, (iii) provide Executive with all benefits that are accrued but unpaid as of the Termination Date and (iv) provide the Executive with all benefits expressly available upon termination of employment in accordance with the plans and programs of the Company applicable to the Executive on the Termination Date (but without duplication of any benefits or payments otherwise provided for hereunder).
(b)	If the Executive terminates his employment with the Company without Good Reason, he will not be entitled to any payments or benefits provided for herein except the Company shall (i) pay his base salary through the Termination Date, (ii) provide the Executive with all benefits that are accrued but unpaid as of the Termination Date, and (iii) provide the Executive with all benefits expressly available upon termination of employment in accordance with the plans and programs of the Company applicable to the Executive on the Termination Date (but without duplication of any benefits or payments otherwise provided for hereunder).

7.3	Expiration of Term, Death or Disability:
(a) If the Executive’s employment is terminated pursuant to Section 3 hereof as a result of the expiration of the term of this Agreement, he will not be entitled to receive any of the payments or benefits provided for herein except the Company (i) pay his base salary through the Termination Date, (ii) pay his base salary during the Severance Period payable at the same time such payment would have been made during the Executive’s regular employment with the Company, (iii) provide the Executive with all benefits that are accrued but unpaid as of the Termination Date and (iv) provide the Executive with all benefits expressly available upon termination of employment in accordance with the plans and programs of the Company applicable to the Executive on the Termination Date (but without duplication of any benefits or payments otherwise provided for hereunder).
(b) If the Executive’s employment is terminated pursuant to Section 6.3 as a result of his death or total disability, he will not be entitled to any payments or benefits, except the Company shall (i) pay his base salary through the Termination Date, (ii) provide Executive with all benefits that are accrued but unpaid as of the Termination Date and (iii) provide the Executive with all benefits expressly available upon termination of employment in accordance with the plans and programs of the Company applicable to the Executive on the Termination Date (but without duplication of any benefits or payments otherwise provided for hereunder).
7.4 Payment Schedule: All payments of base salary under this Section 7 (including wages for services performed prior to the Termination Date) shall be paid in accordance with the Company’s normal payroll practices and any bonus amounts due under this Section 7 shall be paid promptly following the Company’s receipt of its audited financial statements for the year during which the Termination Date occurs.
7.5 Cause: Wherever reference is made in this Agreement to termination being with or without Cause, “Cause” shall mean (i) Executive refuses or fails to perform any of his duties and responsibilities as determined from time to time by the Board or the Chief Executive Officer, including, without limitation (a) Executive’s persistent neglect of duty or chronic unapproved absenteeism (other than for a temporary or permanent disability) which remains uncured to the reasonable satisfaction of the Board or the Chief Executive Officer following thirty (30) days’ written notice from the Company of such alleged fault and (b) Executive’s refusal to comply with any lawful directive or policy of the Board or the Chief Executive Officer which refusal is not cured by Executive within thirty (30) days of such written notice from the Company; provided, however, that the Company shall not be required to give Executive a cure period with respect to this clause (i) on more than one occasion; (as used in this Section 7.5, “Company” shall mean Holdings, the Company and each of the Company’s subsidiaries), (ii) Executive acts (including a failure to act) in a manner which constitutes willful misconduct, gross negligence, or insubordination, (iii) the Company determines that, in the reasonable judgment of the Board or the Chief Executive Officer, (x) Executive has committed an act of fraud, personal dishonesty or misappropriation relating to the Company or Holdings, has violated any material provision of any written policy of the Company or Holdings or (y) Executive has committed any other act causing material harm to the Company’s or Holding’s standing or reputation, or any act of dishonesty, embezzlement, unauthorized use or disclosure of Confidential Information or other intellectual property or trade secrets, common law fraud or other fraud with respect thereto, (iv) a material breach by the Executive of this Agreement, any other written agreement with the Company, any fiduciary duty to the Company, (v) Executive’s arrest, indictment for or conviction (or the entry of a plea of a nolo contendere or equivalent plea) in a court of competent jurisdiction of a felony or any misdemeanor involving material dishonesty or moral turpitude, or (vi) the Executive’s habitual or repeated misuse of, or habitual or repeated performance of the Executive’s duties under the influence of, alcohol or controlled substances.
7.6 Good Reason: Whenever reference is made in the Agreement to termination being with or without Good Reason, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s express written consent: (i) any breach by the Company of any material provision of this Agreement for which the Company has received a written notice that specifies the Company’s violation and for which the Company has been given reasonable opportunity to cure and fails to cure, (ii) a reduction in or the failure to pay the Executive’s base salary, (iii) a material reduction or diminution of the Executive’s duties, responsibilities or authorities which are caused by an act of the Company, (iv) non-renewal by the Company of this Agreement pursuant to Section 3 hereof, or (iv) a request by the Company for the Executive to perform an illegal or unethical act.
7.7 Severance Period: Whenever reference is made in this Agreement to the Severance Period, “Severance Period” shall mean the period commencing on the Termination Date and ending on the six-month anniversary of the Termination Date.
7.8 Payments Contingent on Release: The Company’s obligation to make any payments of salary or bonus under this Section 7 (other than wages for services performed prior to the Termination Date) shall be contingent upon the Executive executing a general release concerning the Executive’s employment in form and substance reasonably acceptable to the Company and the Executive. No such contingency shall apply to any obligation to provide benefits under this Section 7.
8	NONCOMPETITION, NONSOLICITATION, PROTECTION OF CONFIDENTIAL INFORMATION
8.1 Applicability: This Section 8 will survive the termination of this Agreement and the Executive’s employment with the Company. The Executive acknowledges and agrees that the consideration for the covenants made by him herein includes the transactions and promises made under the Purchase Agreement. As used in this Section 8, “Company shall mean Holdings, the Company and all of the Company’s subsidiaries.
8.2 Restricted Period: As used in this Agreement, the “Restricted Period” means the period commencing on the Start Date and six-months following the Termination Date (the “Trigger Date”).
8.3 Noncompetition: During the Restricted Period, the Executive will not engage in any business in any manner, directly or indirectly, individually or as a consultant to, or as an employee, officer, director, stockholder, partner or other owner or participant of, any entity that (i) is in competition with any business of the Company or any business in which, to the Executive’s knowledge, the Company had plans to engage or was considering engaging as of the Trigger Date, except the Executive may own up to five percent (5%) of any class of issued and outstanding securities of a competitive corporation whose shares are regularly traded on a national securities exchange or on the over-the-counter market, or (ii) inevitably will result in the disclosure or use of the Company’s Confidential Information, as defined in Section 8.5 below, in either case in any state in the United States where the Company does business as of the Trigger Date or where, to the Executive’s knowledge, the Company had plans to engage or was considering engaging as of the Trigger Date.
8.4 Nonsolicitation: As used in this Agreement, “Solicitation” means, directly or indirectly, individually or as a consultant to, or as an employee, officer, director, stockholder, partner or other owner or participant of, any entity, (a) the solicitation of, inducement of, or attempt to induce, any employee, agent or consultant (including freelance writers and content providers) of the Company to leave the employ of, or stop providing services to, the Company; (b) the offering or aiding another to offer employment to, or interfering or attempting to interfere with the Company’s relationship with, any employees or consultants (including freelance writers and content providers) of the Company; (c) the solicitation of, or assistance to any entity or person in solicitation of, any customers or suppliers (including freelance writers and content providers) of the Company to discontinue doing business with the Company; or (d) interfering with any relationship between the Company and any of its customers or suppliers (including freelance writers and content providers). During the Restricted Period, the Executive will not engage in or attempt to engage in any Solicitation, provided that Solicitation will not be considered to have occurred by the general advertising for or hiring of any employee by entities with which the Executive is associated, as long as he does not directly or indirectly (i) induce such employee to leave the Company, (ii) contact such employee prior to his departure from the Company regarding employment, or (iii) in the case of hiring such employee, control such entity or have any input in the decision to hire such employee.
8.5 Protection of the Company’s Confidential Information: As used in this Agreement, “Confidential Information” means all information that relates to the business, technology, manner of operation, suppliers, panelists, customers, finances, employees, plans, proposals or practices of the Company or of any third parties doing business with the Company, and includes, without limitation, the identities of and other information regarding the Company’s suppliers, panelists, customers and prospects, supplier lists, panelist list employee information, business plans and proposals, software programs, marketing plans and proposals, technical plans and proposals, research and development, budgets and projections, nonpublic financial information, and all other information the Company designates as “confidential” or intends to keep as confidential or proprietary. Excluded from the definition of Confidential Information is information that is or becomes generally known to the public, other than through the breach of this Agreement by the Executive. For this purpose, information known or available generally within the trade or industry of the Company shall be deemed to be generally known to the public. The Executive understands and agrees that Confidential Information will be considered the trade secrets of the Company and will be entitled to all protections given by law to trade secrets and that the provisions of this Agreement apply to every form in which Confidential Information exists, including, without limitation, written or printed information, films, tapes, computer disks or data, or any other form of memory device, media or method by which information is stored or maintained. The Executive acknowledges that in the course of employment with the Company, he has received and may receive Confidential Information of the Company. The Executive further acknowledges that Confidential Information is a valuable, unique and special asset belonging to the Company. For these reasons, and except as otherwise directed by the Company, the Executive agrees, during his employment, and at all times after the termination of his employment with the Company, that he will not disclose or disseminate to anyone outside the Company, nor use for any purpose other than as required by his work for the Company, nor assist anyone else in any such disclosure or use of, any Confidential Information. Upon the Company’s request at any time and for any reason, the Executive shall immediately deliver to the Company all materials (including all soft and hard copies) in the Executive’s possession which contain or relate to Confidential Information.
8.6 Ownership of Intellectual Property: All inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, trade secrets or intellectual property rights or any interest therein (collectively, the “Developments”) made by the Executive, either alone or in conjunction with others, at anytime or at any place during the Executive’s employment with the Company, whether or not reduced to writing or practice during such period of employment, which relate to the business in which the Company is engaged or, to the knowledge of the Executive, in which the Company intends to engage, shall be and hereby are the exclusive property of the Company without any farther compensation to the Executive. In addition, without limiting the generality of the prior sentence, all Developments which are copyrightable work by the Executive are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, and shall be and hereby are the property of the Company.
The Executive shall promptly disclose any Developments to the Company. If any Development is not the property of the Company by operation of law, other provisions of this Agreement or otherwise, the Executive will, and hereby does, assign to the Company all right, title and interest in such Development, without further consideration, and will assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain and defend the Company’s rights in such Development. The Executive shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country which the Company desires to file and relates to any Development. The Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as such Executive’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Executive’s death or incapacity), to act for and in the Executive’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings, or such other similar documents with the same legal force and effect as if executed by the Executive.
8.7 Equitable Relief: The Executive acknowledges that (a) the provisions of this Section 8 are essential to the Company; (b) that the Company would not enter into this Agreement if it did not include this Section 8; and (c) that damages sustained by the Company as a result of a breach of this Section 8 cannot be adequately remedied by monetary damages. Furthermore, the Executive agrees that the Company, notwithstanding any other provision of this Agreement, and in addition to any other remedy it may have under this Agreement, or at law, will be entitled to injunctive and other equitable relief to prevent or curtail any breach of this Section 8.
9	FORM OF NOTICE
All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:
If to Executive: James B. Walburg
913 Carriage Way
Southlake, Texas 76092
Telephone: 817-251-8017
Facsimile: 817-251-6291
If to the Company:
c/o Study Island, LLC
3400 Carlisle Street
Dallas, Texas 75204
Attention: Tim McEwen
Telephone: (214) 379-0023
Facsimile: (866) 515-9145

with a copy: Weil, Gotshal & Manges LLP
100 Federal Street 34th Floor
Attention: Kevin J. Sullivan, Esq.
Telephone: (617) 772-8348
Facsimile: (4617) 772-8333
If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.
10	ASSIGNMENT
This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. Nothing in this Agreement shall be construed to confer any right, benefit or remedy upon any person that is neither a party hereto nor a personal or legal representative, executor, administrator, heir, distributee, devisee, legatee, successor or assign of a party hereto. This Agreement is personal in nature, and none of the parties to this Agreement shall, without the written consent of the others, assign or transfer this Agreement or any one or more of its rights or obligations under this Agreement to any other person or entity, except that the Company may assign its rights and delegate its obligations under this Agreement to any entity that acquires all or substantially all of its business, whether by sale of assets, merger or like transaction. If the Executive should die while any amounts are still payable, or any benefits are still required to be provided, to the Executive hereunder, all such amounts or benefits, unless otherwise provided herein, shall be paid or provided in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such person, to the Executive’s estate.
11	WAIVERS
No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies under this Agreement, and no course of dealing or performance with respect thereto, will constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance will not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.
12	AMENDMENTS IN WRITING
No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party, will in any event be effective unless the same is in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and the Executive. Each amendment, modification, waiver, termination or discharge will be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement will be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and the Executive.

13	APPLICABLE LAW
This Agreement will in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any rules governing conflicts of laws.
14	SEVERABILITY
If any provision of this Agreement is held invalid, illegal or unenforceable under applicable law, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions will remain in full force and effect and will be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall (and will have the power to) reform such provision to the extent necessary for such provision to be enforceable under applicable law.
15	COUNTERPARTS
This Agreement, and any amendment or modification entered into pursuant to Section 12 hereof, may be executed in any number of counterparts (including facsimile counterparts), each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, will constitute one and the same instrument.
16	NO CONFLICTING AGREEMENTS
The Executive represents and warrants to the Company that the Executive is not a party to or bound by any confidentiality, noncompetition, nonsolicitation, employment, consulting or other agreement or restriction which could conflict with, or be violated by, the performance of the Executive’s duties to the Company or obligations under this Agreement.
17	KEY PERSON LIFE INSURANCE
The Executive acknowledges that the Company may wish to purchase insurance on the life of the Executive, the proceeds of which would be payable to the Company, at the Company’s expense. The Executive hereby consents to such insurance and agrees to submit to any medical examination and release of medical records required to obtain such insurance.
18	ENTIRE AGREEMENT
This Agreement on and as of the date hereof, constitutes the entire agreement between the Company and the Executive relating to employment of the Executive with the Company, and supersedes and cancels any and all previous or contemporaneous contracts, arrangements or understandings, whether oral or written between the Company and the Executive relating to his employment with or termination from the Company.
The next page is the signature page.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

EXECUTIVE:

/s/ James B. Walburg

James B. Walburg

STUDY ISLAND, LLC

By: Name: Title:	/s/ Tim McEwen Tim McEwen CEO

Exhibit A
Terms of Incentive Equity
You will be eligible to participate in the Study Island long term incentive plan. Upon acceptance of this employment agreement, the Board will allocate a total of 791,159 incentive shares to you: 395,579 of Class B Participation Shares and 395,579 of Class C Performance Shares. Under the Long Term Incentive Plan, shares would vest as follows: 20% on the first anniversary of the grant date, 20% on the second anniversary of the grant date, 20% on the third anniversary date, 20% on the fourth anniversary date, and 20% on the fifth anniversary of the grant date. For Class B Participation Shares, you will be “fully vested” after 5 years, meaning you will be entitled to the value of 100% of the Participation Shares. However, the Class C Performance Shares cease to vest once a participant is no longer employed by the Company and are subject to cancellation under certain circumstances. (See Long Term Incentive Plan PowerPoint and copy of the Plan Agreement for further details.)